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NexCen Brands Announces Jack Rovner
Resigns from Board of Directors

NEW YORK - August 29, 2008 - NexCen Brands, Inc. (NASDAQ: NEXC), today announced that Jack Rovner has resigned from its Board of Directors, effective August 29, 2008. Jack Rovner was elected director of the Company on October 31, 2006. Mr. Rovner is the co-owner and partner of Vector Management - one of the most successful artist management companies in the music industry.

David S. Oros, Chairman of NexCen Brands stated, “Jack has made many valuable contributions to NexCen during his tenure on the Company’s Board. We thank Jack for his dedicated service and wish him the very best in his future endeavors.”

About NexCen Brands
NexCen acquires and manages global brands, generating revenue through licensing and franchising. We currently own and license the Bill Blass and Waverly brands, as well as seven franchised brands. Two franchised brands - The Athlete’s Foot and Shoebox New York - sell retail footwear and accessories. Five are quick-service restaurants - Marble Slab Creamery, MaggieMoo’s, Pretzel Time, Pretzelmaker, and Great American Cookies.